CUSIP No. 097488100	13G/A	Page 29 of 29

Exhibit 2

MEMBERS OF A GROUP

Advent International Corporation

Advent International LLC

Advent-Bojangles’ Acquisition Limited Partnership

Advent-Bojangles’ GP LLC

GPE VI GP Limited Partnership

GPE VI GP (Delaware) Limited Partnership

Advent Partners GPE VI 2008 Limited Partnership

Advent Partners GPE VI 2009 Limited Partnership

Advent Partners GPE VI 2010 Limited Partnership

Advent Partners GPE VI-A 2010 Limited Partnership

Advent Partners GPE VI-A Limited Partnership

Advent International GPE VI Limited Partnership

Advent International GPE VI-A Limited Partnership

Advent International GPE VI-B Limited Partnership

Advent International GPE VI-C Limited Partnership

Advent International GPE VI-D Limited Partnership

Advent International GPE VI-E Limited Partnership

Advent International GPE VI-F Limited Partnership

Advent International GPE VI-G Limited Partnership